Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR SUBSCRIBER BASE GROWS TO NEARLY 330,000 - COMPANY ANNOUNCES THIRD QUARTER RESULTS FOR 2008

Globalstar continues to add SPOT customers and points of distribution during the quarter and begins crucial production assembly and testing of new second-generation satellites

MILPITAS, CA. —  (November 10, 2008) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three and nine-month periods ended September 30, 2008.

Second Quarter Key Company Highlights:

•                  For the second consecutive quarter Globalstar continued to significantly grow its subscriber base and exhibit low retail churn.  The Company completed the third quarter of the year with 329,388 subscribers or about 13,500 more than it had at June 30, 2008.  This represents an increase of about 80 percent over the approximately 7,600 net subscribers added during the third quarter of 2007.  During the first three quarters of 2008, Globalstar added approximately 45,300 subscribers compared to the approximately 22,500 subscribers added during the same nine-month period in 2007.

•                  Consumer retail acceptance of the SPOT Satellite Messenger™ continued to grow throughout the United States and Canada during the third quarter.  The Company surpassed its quarterly distribution target by expanding to over 6,200 points of distribution.

•                  On August 26th Globalstar announced that satellite manufacturer Thales Alenia Space had begun production assembly and testing of the first Globalstar second-generation satellites. The latest updates were presented to members of the media and investment community at the Thales Alenia Space manufacturing facility located in Cannes, France. The new satellites, scheduled for delivery beginning next June, will be used to provide Globalstar’s next-generation of advanced mobile satellite voice and data services.

“With just over seven months to go before we are scheduled to take delivery of the first of our second-generation satellites, we are pleased to once again significantly grow our customer base and maintain our position as the world’s largest MSS provider of voice and data services,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “It was also important for our investors and members of the media to see our satellites being manufactured.  The presentations by Thales Alenia Space, Arianespace and ourselves clearly demonstrated that we’re on track to meet our second-generation satellite launch schedule and we remain on budget and on schedule to roll out our next generation of advanced wireless voice and data services.”

Additional Quarterly Highlights:

•                  Globalstar subsidiary SPOT LLC received the prestigious 2008 Wall Street Journal Technology Innovation Award for the SPOT Satellite Messenger.  The innovative handheld satellite-based personal safety, messaging and tracking device was named this year’s winner of the Consumer Electronics category. This marks the sixth industry award for the SPOT Satellite Messenger since its introduction in November of 2007.  Judges looked for innovations that broke new ground in their field and demonstrated a measurable impact.

•                  In August the Company enhanced the LBS (location-based services) and social networking utility for the SPOT Satellite Messenger by announcing its integration with Yahoo! Fire Eagle.  Fire Eagle is an open platform that helps users take their location to the web by sharing their location information with other sites and services online while keeping full control over their data and privacy. The Fire Eagle integration specifically enables SPOT Satellite Messenger users the ability to publish their adventure geotags or location coordinates to the web, sharing their location with their favorite services and increasingly popular social networking sites.

•                  Renewable Energy Systems Americas Inc. (RES Americas), a leader in the development and construction of renewable wind energy projects signed an agreement to transmit wind measurement and other remote monitoring data from prospective wind farm locations to their backoffice using the Globalstar satellite network.

•                  On September 30, 2008, a consolidated securities class action lawsuit against Globalstar and certain of its officers, stemming from the Company’s initial public offering, was dismissed with prejudice by the United States District Court for the Southern District of New York.  The case, Ladman Partners, Inc. v. Globalstar, Inc. et al No. 07 Civ. 0976 (LAP), USDC SDNY, was filed in 2007.  Plaintiff has appealed the dismissal.

“Recognition by The Wall Street Journal for introducing the most innovative consumer electronics product in 2008 emphasizes our consumer retail market potential and further differentiates Globalstar from our MSS competitors,” said Tom Colby, Chief Operating Officer of Globalstar, Inc.  Mr. Colby added, “We expect to introduce other innovative products for the retail marketplace as we prepare for next year’s launch of our second-generation satellites.  Our next-generation network will provide long-term support for future Globalstar products and services and combined with our next-gen of interface chipsets, will enable us to seek out potential partners looking to integrate affordable ubiquitous coverage into their future handsets and mobile internet devices.”

Additional Post Quarter Highlights:

•                  In early November Globalstar announced that the U.S. Federal Communications Commission (FCC) had issued an Order and Authorization modifying Globalstar’s authority to offer Ancillary Terrestrial Component (ATC) services in the United States. This modification permits Globalstar’s spectrum to be used to deploy wireless WiMAX services to over 500 rural American communities that currently do not have adequate access to terrestrial-based broadband voice and data services.

•                  In October holders of $36 million aggregate principal amount, or 24%, of the outstanding 5.75% Convertible Senior Notes due 2028 (“Notes”) of Globalstar, Inc. submitted notices of conversion to the trustee in order to convert their Notes into Globalstar common stock in accordance with the terms of the indenture governing the Notes. Globalstar expects to issue approximately 6 million shares of its common stock and pay a nominal amount of cash for fractional shares when the conversion of these Notes is completed.  In addition, after this conversion, $114 million aggregate principal amount of Notes will remain outstanding.  Globalstar’s aggregate cash interest cost savings through maturity resulting from this transaction will be approximately $35 million

•                  Globalstar signed a $22.7 million contract agreement with Ericsson Federal Inc., a leading global provider of technology and services to telecom operators. According to the contract, Ericsson will work with Globalstar to develop, implement and maintain a ground interface or core network system that will be installed at Globalstar’s satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link the Globalstar radio access network to the public-switched telephone network (PSTN) and/or Internet.

Total revenue in the third quarter of 2008 was $22.5 million compared to $25.7 million during the same period in 2007.  Total revenue in the nine months ended September 30, 2008 was $67.7 million compared to $74.7 million during 2007.  These decreases are attributable to lower retail ARPU (average revenue per unit) for the 2008 periods compared to the same periods in 2007.

Service Revenue for the third quarter of 2008 was $16.2 million compared to $21.3 million during the same period of 2007.  During the third quarter of 2008, Globalstar recorded an operating loss of $17.4 million and Adjusted EBITDA of ($4.9) million, compared to an operating loss of $0.3 million and Adjusted EBITDA of $8.3 million for the same period in 2007. Service revenue was impacted by lower retail ARPU related to the introduction of new lower priced airtime rate plans designed to retain customers.  (For details concerning Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Service Revenue for the nine months ended September 30, 2008 was $48.8 million compared to $58.7 million during the same period in 2007.  During the first nine months of 2008 Globalstar recorded an operating loss of $41.1 million and Adjusted EBITDA of ($8.6) million, compared to an operating loss of $16.8 million and Adjusted EBITDA of $14.8 million during 2007.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three and nine months ended September 30, 2008 were as follows:

•  Gross subscriber increases during the third quarter of 2008 and the nine months ended September 30, 2008 were approximately 19,300 and 62,400, respectively, compared to approximately 15,900 and 40,900, respectively during the same periods in 2007.

•  The average monthly retail churn for the three-month period ended September 30, 2008 dropped to 1.6 percent compared to 2.2 percent during the same period in 2007.  The average monthly retail churn rate for the nine-month period ended September 30, 2008 was 1.6 percent compared to 1.7 percent during the same period in 2007.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for November 10, 2008 at 5:00 p.m. Eastern Time to discuss the third quarter 2008 results.

Details are as follows:

Earnings Call:	Dial: 866.578.5788 (US and Canada), 617.213.8057 (International) and participant pass code# 61455035

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on November 10, 2008. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code# 10568686

About Globalstar, Inc.

With over 325,000 subscribers, Globalstar is the world’s largest provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “We expect to introduce other innovative products for the retail marketplace as we prepare for next year’s launch of our second-generation satellites,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including our SPOT Satellite Messenger product, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; our ability to obtain additional financing; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenue:
Service revenue	$16,150	$21,263	$48,833	$58,713
Subscriber equipment sales	6,375	4,425	18,825	15,966
Total revenue	22,525	25,688	67,658	74,679
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	10,452	7,307	26,534	20,428
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	4,942	3,390	14,050	11,398
Cost of subscriber equipment sales – Impairment of assets	—	—	404	17,255
Total cost of subscriber equipment sales	4,942	3,390	14,454	28,653
Marketing, general, and administrative	17,372	12,069	48,602	34,185
Depreciation and amortization	7,196	3,264	19,135	8,225
Total operating expenses	39,962	26,030	108,725	91,491
Operating loss	(17,437)	(342)	(41,067)	(16,812)
Other income (expense):
Interest income	1,474	734	4,407	2,253
Interest expense	(1,285)	(341)	(2,754)	(1,037)
Interest rate derivative loss	(229)	(2,297)	(25)	(751)
Other	(6,587)	3,827	1,587	4,874
Total other income (expense)	(6,627)	1,923	3,215	5,339
Income (loss) before income taxes	(24,064)	1,581	(37,852)	(11,473)
Income tax expense	2,039	929	2,234	118
Net income (loss)	$(26,103)	$652	$(40,086)	$(11,591)

Income (loss) per common share:
Basic	$(0.31)	$0.01	$(0.48)	$(0.15)
Diluted	(0.31)	0.01	(0.48)	(0.15)
Weighted-average shares outstanding:
Basic	84,631	78,000	83,711	75,614
Diluted	84,631	79,044	83,711	75,614

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenue
Service Revenue	$16,150	$21,263	$48,833	$58,713
Equipment Revenue	6,375	4,425	18,825	15,966
Total Revenue	$22,525	$25,688	$67,658	$74,679

Operating Expenses
Cost of Services	10,452	7,307	26,534	20,428
Cost of Subscriber Equipment	4,942	3,390	14,050	11,398
Marketing, General and Administrative	17,372	12,069	48,602	34,185
Depreciation & Amortization	7,196	3,264	19,135	8,225
Impairment of Assets	—	—	404	17,255
Total Operating Expenses	$39,962	$26,030	$108,725	$91,491

Operating Income/(Loss)	$(17,437)	$(342)	$(41,067)	$(16,812)

Interest Income/(Expense)	(40)	(1,904)	1,628	465
Other Income/(Expense)	(6,587)	3,827	1,587	4,874
Income Tax Expense (Benefit)	2,039	929	2,234	118

Net Income/(Loss)	$(26,103)	$652	$(40,086)	$(11,591)

EBITDA	$(16,828)	$6,749	$(20,345)	$(3,713)

Impairment of Assets	—	—	404	17,255
Non-Cash Stock Compensation	3,315	5,221	10,318	5,945
2nd Generation Development	1,474	—	2,089	—
Other One Time Non Recurring Charges	544	198	553	198
Foreign Exchange Loss (Income)	6,587	(3,827)	(1,587)	(4,874)

Adjusted EBITDA	$(4,908)	$8,341	$(8,568)	$14,811
Adjusted EBITDA Margin	(22)%	32%	(13)%	20%

Retail ARPU	$35.32	$48.41	$37.34	$46.21

(1)                                                          Adjusted EBITDA is adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses), second-generation system development expenses and certain other non-cash charges.  Management uses Adjusted figures for EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(2)                                                          Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of subscribers during that month.  Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                                          EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Subscribers (End of Period)	329,388	285,268	329,388	285,268
Retail	118,802	121,342	118,802	121,342
IGO	74,272	92,276	74,272	92,276
Simplex	136,314	71,650	136,314	71,650

Net Subscriber Additions/(Losses)	13,477	7,607	45,262	22,466
Retail	(839)	(3,075)	(4,290)	(1,346)
IGO	(3,657)	992	(7,036)	4,818
Simplex	17,973	9,690	56,588	18,994

Retail Churn	1.6%	2.2%	1.6%	1.7%

ARPU
Retail	$35.32	$48.41	$37.34	$46.21
IGO	$3.89	$4.87	$3.62	$3.87
Simplex	$4.85	$2.84	$4.36	$3.16

Cash capital expenditures	$68,888	$53,929	$209,370	$128,552

Liquidity at end of period /1	$100,739

Note:

/1   Includes cash on hand ($12.9 million), Thales escrow ($72.8 million) and undrawn Thermo revolver ($15.0 million).